CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155550 and No. 333-151215 on Form S-3, and No. 33-54486, No. 333-27877, No. 333-84844, No. 333-112035, No. 333-118622, No. 333-114488, and No. 333-139156 on Form S-8, of our reports dated February 11, 2009, relating to the consolidated financial statements and financial statement schedule of MDU Resources Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 11, 2009